Exhibit 99.1

Zumiez Inc. Reports September 2008 Sales Results

Net Sales Increased 4.8% to $33.6 Million

September 2008 Comparable Store Sales Decreased 9.0%

EVERETT, Wash.--(BUSINESS WIRE)--Oct. 8, 2008--Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the five-week period ended October 4, 2008 increased 4.8% to $33.6 million, compared to $32.1 million for the five-week period ended October 6, 2007. The company's comparable store sales decreased 9.0% for the five-week period, versus a comparable store sales increase of 13.9% in the year ago period.

During September, comparable store sales in California, Arizona, Florida and Nevada, which represent approximately 27% of comparable store sales, deteriorated and declined in the negative mid-teen range. In addition, comparable store sales in the Northwest and Rocky Mountain area, which represent approximately 30% of our comparable store sales, deteriorated and declined in the negative mid-teen range.

To hear the Zumiez prerecorded August sales message, please dial (866) 862-7693 (no passcode is required).

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. We currently operate 338 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

CONTACT:
Company:
Zumiez Inc.
Trevor Lang, 425-551-1500, ext. 1564
Chief Financial Officer
OR
Investors:
Integrated Corporate Relations
Chad Jacobs/Brendon Frey, 203-682-8200